Exhibit 4.86
[Translated from the original Chinese version]
SECURITIES INVESTMENT AND CONSULTANCY INFORMATION AND TECHNICAL SUPPORT
AGREEMENT
between
SHENZHEN NEWLAND SECURITIES INVESTMENT AND ADVISORY CO., LTD.
and
FORTUNE (BEIJING) SUCCESS TECHNOLOGY CO., LTD.
OCTOBER 2008
BEIJING, CHINA

SECURITIES INVESTMENT AND CONSULTANCY INFORMATION AND TECHNICAL SUPPORT
AGREEMENT
This Securities Investment and Consultancy Information and Technical Support Agreement (“this Agreement”) is entered into in Beijing, the People’s Republic of China (the “PRC”) on October 17, 2008 between:
Party A: Shenzhen Newland Securities Investment and Advisory Co., Ltd.
Registered address:
Legal representative:
Party B: Fortune (Beijing) Success Technology Co., Ltd.
Registered address:
Legal representative:
WHEREAS,
(1) Party A is a company with limited liability duly organized and validly existing under the laws of the PRC, and has obtained the approval from China Securities Regulatory Commission (“CSRC”) for conducting securities investment and consultancy business. Party A has expertise and resources in information and technology with respect to securities investment and consultancy and desires to provide Party B relevant information and technical support services in connection with securities investment and consultancy.
(2) Party B is a company with limited liability duly organized and validly existing under the laws of the PRC. In order to expand and develop Party B’s business in the aspects of securities investment and consultancy, Party B engages Party A to provide information and technical support services in connection with the foregoing, including without limitation providing information and technical support services with respect to legal securities investment and consultancy to the software sold by Party B.
NOW AND THEREFORE, in accordance with the principle of sincere cooperation, mutual benefit and joint development and after friendly negotiations, the parties hereby enter into the following agreements pursuant to the provisions of relevant laws and regulations of the PRC.
ARTICLE 1. DEFINITIONS
The terms used in this Agreement shall have the meanings set forth below:
1.1 “This Agreement” means this Securities Investment and Consultancy Information and Technical Support Agreement and all appendices thereto, including written instruments as originally executed and as may from time to time be amended or supplemented by the parties hereto through written agreements.
1.2 “The PRC” means, for the purpose of this Agreement, the People’s Republic of China, excluding Hong Kong, Taiwan and Macao.
1.3 “Date” means the year, month and day. In this Agreement, “within” or “no later than”, when used before a year, month or day, shall always include the relevant year, month or day.
ARTICLE 2. SECURITIES INVESTMENT AND CONSULTANCY INFORMATION AND
TECHNICAL SUPPORT
2.1 The securities investment information and technical support services (the “Services”): Starting from the effectiveness date of this Agreement, Party A agrees to provide to Party B the relevant services requested by Party B, which are specified in Exhibit 1 attached hereto (“Exhibit 1”).

2.2 Exclusive Services Provider: Party A is the exclusive services provider of Party B. Without the written consent of Party A, Party B shall not entrust any other third party to provide the Services stated herein.
ARTICLE 3. TECHNICAL SUPPORT SERVICE FEE
3.1 Amount and payment: Party B shall pay certain fees in accordance with the provisions of Exhibit 2 to Party B in consideration of the securities investment information and technical support services provided by Party A (the “Service Fee”).
3.2 Reasonable expenses: besides the Service Fee, Party A shall charge Party B for all the reasonable expenses relating to the Services, including but not limited to travel, accommodation, traffic and communication expenses.
ARTICLE 4. REPRESENTATIONS AND WARRANTIES
4.1 Each party hereto represents to the other party that:
4.1.1 it has all the necessary rights, powers and authorizations to enter into this Agreement and to perform its duties and obligations hereunder; and
4.1.2 the execution or performance of this Agreement shall not violate any significant contract or agreement to which it is a party or by which it is or its assets are bounded.
4.2 Party A hereto represents to Party B that:
4.2.1 Party A and its staff shall provide Party B the securities and futures investment consultancy services in an industry-recognized attitude of caution, honesty and diligence.
4.2.2 Party A and its staff shall provide analysis, forecasts and suggestions by using relevant information and materials completely, objectively and accurately, and should not quote words out of contexts and modify relevant information and materials by itself. The respective source and author should be indicated if any information or material is cited.
ARTICLE 5. CONFIDENTIALITY
5.1 Each party shall keep confidential all the content of this Agreement. Without the prior consent of all parties, no party shall disclose any content of this Agreement to any other party or make any public announcements with respect to any content of this Agreement. Notwithstanding the forgoing provisions of this Article 5, the following disclosure shall be permitted: (i) disclosure made pursuant to any applicable laws or any rules of any stock exchange of US, PRC or relevant countries; (ii) disclosure of information which has become public information other than due to any breach by the disclosing party; or (iii) disclosure to any party’s shareholders, legal counsel, accountants, financial advisors or other professional advisors who bear the obligation of confidentiality to such party.
5.2 The parties agree this Article 5 will survive any invalidity, modification, cancellation or termination of this Agreement, if applicable.
ARTICLE 6. GOVERNING LAW AND EVENTS OF DEFAULT
6.1 The execution, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the PRC.
6.2 Any violation of any provision hereof, incomplete performance of any obligation provided hereunder, any misrepresentation made hereunder, material concealment or omission of any material fact or failure to perform any covenant provided hereunder by any party shall constitute an event of default. The defaulting party shall assume all the legal liabilities pursuant to the applicable laws.
ARTICLE 7. DISPUTE RESOLUTION
7.1 Any dispute arising from the performance of this Agreement shall be first subject to the parties’ friendly consultations. If the parties fail to make a written agreement within thirty (30) days after consultation, such dispute will be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”) in accordance with its arbitration rules/procedures.
7.2 The arbitration shall be administered by the Beijing branch of China International Economic and Trade Arbitration Commission in accordance with the then effective arbitration rules of the Commission in Beijing. The tribunal will be composed of one (1) arbitrator appointed by the chairman of CIETAC.
7.3 The arbitration award shall be final and binding on the parties. The costs of the arbitration (including but not limited to arbitration fee and attorney fee) shall be borne by the losing party, unless the arbitration award stipulates otherwise.
ARTICLE 8. EFFECTIVENESS
8.1 This Agreement shall become effective upon the execution by both parties hereto.
8.2 The term of this Agreement shall be ten (10) years. Party B shall not terminate this Agreement during this term.
8.3 Unless Party A notifies Party B of no renewal of this Agreement by giving a thirty (30) days prior notice, this Agreement will be renewed for one year automatically after the expiry of the term hereof. This provision will apply to all the subsequent renewal.
ARTICLE 9. NO SUBSEQUENT OBLIGATION
9.1 Once this Agreement is terminated, Party A will not have any obligation of providing to Party B any Service hereunder.
ARTICLE 10. TRANSFER LIMITATION
10.1 Without the prior written consent of the other party, neither party shall transfer any of their rights or obligations hereunder.
ARTICLE 11. AMENDMENT
11.1 Both parties hereto shall fulfill their respective obligations hereunder. No amendment to this Agreement shall be effective unless such amendment has been made in written form and agreed by both parties and both parties have obtained necessary authorization and approvals with respect to such amendment. Any modification and supplementary to this Agreement after signed by both parties, become an integral part of this Agreement, and has the same legal force with this Agreement.
ARTICLE 12. COUNTERPARTS
12.1 This Agreement is executed in two counterparts, with Party A and Party B each hold a counterpart. Each counterpart has the same legal force.
ARTICLE 13. MISCELLANEOUS

13.1 The title and headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any provision of this Agreement;
13.2 The parties may enter into supplementary agreements to address any issue not covered by this Agreement. The supplementary agreements so entered shall be an appendix hereto and shall have the same legal effect as this Agreement.
[The remaining of this page is intentionally left blank]

EXHIBIT 1 CONTENT OF THE TECHNICAL SUPPORT SERVICES
Party A shall provide the following technical support services to Party B to the extent permitted by PRC laws:
(1) analyzing, making forecasts and recommendations regarding the trend of securities market and the feasibility of securities investment through oral and written communications, computer network or other methods permitted by the CSRC;
(ii) upon the request of Party B, organizing seminars, symposium, salon or other meetings and conventions in relation to securities investment and consulting activities;
(iii) preparing articles, comments and reports relating to securities and futures investment consultancy for the software sold by Party B;
(iv) providing securities and futures investment consulting services for Party B through telephone, facsimile, computer network and other telecommunication methods;
(v) providing securities and futures investment consulting services according to the operation needs of Party B through radio, TV and other public media;
(vi) providing other securities and futures investment consulting services entrusted by Party B; and
(vii) providing other services agreed to by the parties.

EXHIBIT 2 TECHNICAL SUPPORT SERVICE FEE
Party B agrees to pay service fees (“Service Fees”) to Party A. The Service Fees shall be based on the services provided by Party A upon the request of Party B and the operation expenses and other reasonable expenses relating to the Services, including but not limited to travel, accommodation, traffic and communication expenses. Such expenses shall be determined by both parties in written form, and shall be paid by Party B within three (3) months after the accounting date.

[Execution page only]
This Agreement is executed by the following parties as of the date listed first above.
Party A: Shenzhen Newland Securities Investment and Advisory Co., Ltd.
Seal:
Authorized Representative
(Signature):
Party B: Fortune (Beijing) Success Technology Co., Ltd.
Seal:
Authorized Representative
(Signature):